ANNUAL CO-CEO EQUITY BONUS PLAN

Adopted on February 20, 2009

AMERICAN FINANCIAL GROUP, INC.

ANNUAL CO-CEO equity BONUS PLAN

  PURPOSE

  The purpose of the Annual Co-CEO Equity Bonus Plan (the "Plan") is to further the profitability of American Financial Group, Inc. (the "Company") to the benefit of the shareholders of the Company by promoting extraordinary levels of corporate performance and by incentivizing the Co-Chief Executive Officers of the Company through the potential for performance-based compensation as a component of a Plan participant's annual compensation.

  ADMINISTRATION

  Except as otherwise expressly provided herein, the Plan shall be administered by the Compensation Committee or a successor committee or subcommittee (the "Committee") of the Board of Directors of the Company (the "Board") composed solely of two or more "outside directors" as defined pursuant to Section 162(m) of the Internal Revenue Code. No member of the Committee while serving as such shall be eligible to be granted a bonus under the Plan. Subject to the provisions of the Plan (and to the approval of the Board where specified in the Plan), the Committee shall have exclusive power to determine the conditions (including performance requirements) to which the payment of the bonuses may be subject and to certify that performance goals are attained. Subject to the provisions of the Plan, the Committee shall have the authority to interpret the Plan and establish, adopt or revise such rules and regulations and to make all determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. The Committee's interpretation of the Plan and all of its actions and decisions with respect to the Plan shall be final, binding and conclusive on all parties.

  PLAN TERM AND BONUS YEARS

  The term of the Plan is one year, commencing January 1, 2009, which term shall be renewed from year to year unless and until the Plan shall be terminated or suspended as provided in Section 14. As used in the Plan the term "Bonus Year" shall mean a calendar year.

  PARTICIPATION

  Subject to the approval of the Committee, each of the Company's Co-Chief Executive Officers shall participate in the Plan (the "Participants").

  SHARES SUBJECT TO PLAN

  The number of shares of Common Stock of the Company ("Shares") which may be issued under this Plan shall not exceed Two Million (2,000,000) Shares. Shares issued under the Plan shall be authorized but unissued Shares. If there shall occur any change with respect to the outstanding Shares by reason of any recapitalization, reclassification, stock dividend, extraordinary dividend, stock split, reverse stock split or other distribution with respect to the Shares, or any merger, reorganization, consolidation, combination, spin-off or other similar corporate change, or any other change affecting the Common Stock, the Committee may, in the manner and to the extent that it deems appropriate and equitable to the Participants and consistent with the terms of the Plan, cause an adjustment to be made in the maximum number and kind of Shares provided in this Section 5.

  ESTABLISHMENT OF INDIVIDUAL BONUS TARGETS AND PERFORMANCE CRITERIA

  The Committee shall approve the individual amount of bonus (the "Bonus Amount") that may be awarded to each Participant. In no event shall the establishment of any Participant's Bonus Amount give a Participant any right to be paid all or any part of such amount unless and until a bonus is actually awarded pursuant to Section 7.

  The Committee shall establish the objective performance criteria (the "Performance Criteria") that will apply to the determination of the Bonus Amount for each Participant for that Bonus Year. The Bonus Amount and Performance Criteria shall be set forth on a Schedule or Schedules attached to this Plan and shall be approved by the Committee.

  DETERMINATION OF BONUSES AND TIME OF PAYMENT

  The Committee intends to review the Performance Criteria periodically with the Co-Chief Executive Officers in connection with the discussion of management's progress in addressing corporate plans, results, and opportunities in the context of new economic and business developments.

  As soon as practicable after the end of each calendar year during the term of the Plan, the Committee shall determine whether or not the Performance Criteria of each Participant have been attained and shall determine the Bonus Amount, if any, to be awarded to each Participant for such year according to the terms of this Plan. Such Bonus Amount determinations shall be based on achievement of the Performance Criteria for such year.

  VALUATION OF SHARES

  Once the Bonus Amount is determined for each Participant pursuant to Section 7, it shall be paid in Shares. The calculation and payment, if any, shall take place by the March 31st following any Plan year. For the purpose of determining the number of Shares to be awarded under this Plan, the value of a Share shall be calculated by (i) taking the average high and low prices of a Share for each the ten trading days immediately prior to and including the date of grant; then (ii) taking the sum of these ten averages; and (iii) dividing that number ten.

  RIGHTS OF SHAREHOLDER

  Upon the issuance of the Shares under this Plan, the Participant shall have all rights of a Shareholder with respect to the Shares, including the right to vote the Shares and receive all dividends and other distributions paid or made with respect thereto.

  TERMINATION OF EMPLOYMENT

  If a Participant's employment with the Company or a subsidiary, as the case may be, is terminated for any reason other than discharge for "cause," he may be entitled to such bonus, if any, as the Committee, in its sole discretion, may determine. For purposes of the Plan, "cause" shall mean: (i) a Participant's failure or refusal to materially perform his duties; (ii) a Participant's failure or refusal to follow material directions of the Board or any other act of material insubordination on the part a Participant; (iii) the commission by a Participant of an act of fraud or embezzlement against the Company; or (v) any conviction of, or plea of guilty or nolo contendere to, a felony by a Participant.

  In the event of a Participant's discharge for cause from the employment of the Company or a subsidiary, as the case may be, he shall not be entitled to any of the Bonus Amount unless the Committee, in its sole discretion, determines otherwise.

  RECOUPMENT BY THE COMPANY

  In the event of an accounting restatement by the Company, the Board shall have discretion to review Bonus Amounts paid to such Participants, and where the Board determines that a Participant's fraud or misconduct caused the restatement, the Board may authorize the Company to recoup such Bonus Amounts to the extent that the performance targets on which they were based would not have been met under the restated results.

  COMPLIANCE WITH SECTION 409A OF THE CODE

  It is intended that this Plan shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. This Plan shall be construed, administered, and governed in a manner that reflects such intent, and the Committee shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the Shares shall not be deferred, accelerated, extended, paid out, settled, adjusted, substituted, exchanged or modified in a manner that would cause the award to fail to satisfy the conditions of an applicable exception from the requirements of Section 409A of the Code or otherwise would subject the Grantee to the additional tax imposed under Section 409A of the Code. The amounts payable pursuant to this Agreement are intended to be separate payments that qualify for the "short-term deferral" exception to Section 409A of the Code to the maximum extent possible.

  MISCELLANEOUS

      Government and Other Regulations. The obligation of the Company to make payment of bonuses shall be subject to all applicable laws, rules and regulations and to such approvals by governmental agencies as may be required.

      Tax Withholding. The Company or a subsidiary, as appropriate, shall have the right to deduct from all bonuses paid any federal, state or local taxes required by law to be withheld with respect to such cash payments.

      Claim to Bonuses and Employment Rights. Neither this Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ of the Company or a subsidiary.

      Beneficiaries. Any bonuses awarded under this Plan to a Participant who dies prior to payment shall be paid to the beneficiary designated by the Participant on a form filed with the Company. If no such beneficiary has been designated or survives the Participant, payment shall be made to the Participant's legal representative. A beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Company.

      Nontransferability. A person's rights and interests under the Plan may not be assigned, pledged or transferred except, in the event of a Participant's death, to his designated beneficiary as provided in the Plan or, in the absence of such designation, by will or the laws of descent and distribution.

      Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company (to the extent permitted by the Articles of Incorporation and Code of Regulations of the Company and applicable law) against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which they may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company's approval, or paid by him, in satisfaction of judgment in any such action, suit or proceeding against him. He shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company's Articles of Incorporation or Code of Regulations, as a matter of law or otherwise or of any power that the Company may have to indemnify him or hold him harmless.

      Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying or acting in good faith upon any report made by the independent certified public accountants of the Company or of its Subsidiaries or upon any other information furnished in connection with the Plan by any officer, director or employee of the Company or any of its Subsidiaries. In no event shall any person who is or shall have been a member of the Committee or of the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if in good faith.

      Expenses. The expenses of administering the Plan shall be borne by the Company and its subsidiaries in such proportions as shall be agreed upon by them from time to time.

      Pronouns. Masculine pronouns and other words of masculine gender shall refer to both men and women.

      Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and, in the event of any conflict between any such title or heading and the text of the Plan, such text shall control.

      Shareholder Approval. This Plan shall become effective following its adoption by the Board of Directors and its approval by the Company's shareholders on the date of the 2009 Annual Meeting of Shareholders.

  AMENDMENT AND TERMINATION

The Board may at any time terminate the Plan. Other than modifying the number of Shares to be issued under the Plan, the Board may at any time, or from time to time, amend or suspend and, if suspended, reinstate the Plan in whole or in part. Notwithstanding the foregoing, the Plan shall continue in effect to the extent necessary to settle all matters relating to the payment of bonuses awarded prior to any such termination or suspension.